  Exhibit 99.2

TPT Global Tech’s Preferred Series D Reg A+ $50M Equity Raise Qualified By the SEC

San Diego, CA (September 24, 2020). TPT Global Tech, Inc. ("TPTW, the Company or TPT Global Tech") (OTCBB: TPTW) announced today that the SEC has qualified the Company’s Preferred Series D $50M Reg A+ Offering (“Offering”) enabling the Company to raise equity in the US Capital markets. Through the Offering, TPTW can raise up to a maximum of $50,000,000 without a minimum, by way of a Series D Preferred Stock at $5.00 per share. The Company intends to use the proceeds from the Offering for debt reduction, 5G network expansion plan throughout its TPT SpeedConnect Midwestern network, launching its TV and Social Media Platform, deployment of QuikLABS across the United States and abroad, as well as support of general and administrative expenses and general working capital, among other things.

The Offering will be made available to persons who are both non-accredited and accredited investors (defined under Rule 501(a) of Regulation D promulgated under the Securities Act). The Series D Shares shall automatically convert into shares of Common Stock upon the Company’s consummation of listing on a National Exchange. The holder may convert to common at any time after 18 months from issuance to common stock based upon $5.00 divided by 80% of the 30-day average market closing price to result in number of common shares issued. The company has redemption rights to buy the Preferred shares back at between 115% to 140% on a time related progressive scale.

More detailed information on the Offering can be found in the Offering Circular or SEC.Edgar.com.

“It has been a long and challenging ride over these past several years to position the company to be able to finally raise capital in the US Capital markets. This is truly a milestone and a testament of the quality of work from our TPT SEC Legal team, CFO, Back Office and our TPT Management team. We look forward to executing our corporate objectives at an accelerated pace with new working capital into the company.” says Stephen Thomas CEO of TPTW.

About TPT Global Tech
TPT Global Tech Inc. (TPTW) based in San Diego, California, is a technology-based company with divisions providing telecommunications, medical technology and product distribution, media content for domestic and international syndication as well as technology solutions. TPT Global Tech offers Software as a Service (SaaS), Technology Platform as a Service (PAAS), Cloud-based Unified Communication as a Service (UCaaS). It offers carrier-grade performance and support for businesses over its private IP MPLS fiber and wireless network in the United States. TPT's cloud-based UCaaS services allow businesses of any size to enjoy all the latest voice, data, media and collaboration features in today's global technology markets. TPT Global Tech also operates as a Master Distributor for Nationwide Mobile Virtual Network Operators (MVNO) and Independent Sales Organization (ISO) as a Master Distributor for Pre-Paid Cellphone services, Mobile phones Cellphone Accessories and Global Roaming Cellphones.

Forward-Looking Statements
This press release contains "forward-looking statements" within the meaning of various provisions of the safe harbor provisions of the Private Securities Litigation Reform Act of 1995, commonly identified by such terms as "believes," "looking ahead," "anticipates," "estimates" and other terms with similar meaning. Specifically, statements about the Company's plans for accelerated growth, improved profitability, future business partners, M&A activity, new service offerings, and pursuit of new markets are forward-looking statements. Although the company believes that the assumptions upon which its forward-looking statements are based are reasonable, it can give no assurance that these assumptions will prove to be correct. Such forward-looking statements should not be construed as fact. The information contained in such statements is beyond the ability of the Company to control, and in many cases, the Company cannot predict what factors would cause results to differ materially from those indicated in such statements. All forward-looking statements in the press release are expressly qualified by these cautionary statements and by reference to the underlying assumptions.

Frank Benedetto
619-915-9422